EXHIBIT 99.2


                   [LETTERHEAD OF THE TIMES MIRROR COMPANY]

          May 30, 1997

          Bonnie Guiton Hill
          President
          The Times Mirror Foundation
          220 W. First Street
          Los Angeles, CA  90012

               RE:  DONATION OF TEJON RANCH STOCK

          Dear Bonnie:

          The Times Mirror Company is the owner of three million six hundred eighty-five thousand five hundred and eight (3,685,508) shares of the Common Stock of Tejon Ranch Co. The Times Mirror Company hereby makes a donation to The Times Mirror Foundation of seven hundred fifty thousand (750,000) shares of the Common Stock of Tejon Ranch Co. represented by certificate numbers 0242, B281, B282, B283, B284, B285, B286, B649, B894, B954, B1017, B1073,
          B1162, B1228, B1542 and T1118 totaling one million five hundred eight thousand four hundred eighty (1,508,480) shares. As the certificates represent more than the seven hundred fifty thousand (750,000) shares donated, a certificate for seven hundred fifty-eight thousand four hundred eighty (758,480) shares needs to be reissued to The Times Mirror Company.

          This donation is made May 30, 1997. The certificates representing the donated shares along with executed stock powers, are attached to this letter. Please acknowledge receipt of the certificates by signing and dating the Acknowledgment below and returning it to me.

          Very truly yours,

          THE TIMES MIRROR COMPANY

          By:  /s/ STEVEN J. SCHOCH
               Steven J. Schoch
               Vice President and Treasurer



          ACKNOWLEDGMENT OF RECEIPT OF ORIGINAL STOCK CERTIFICATE$

          By:____________________________________________________

          Date:__________________________________________________